Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor
Relations/Communications and Treasurer
(405) 225-4846

SONIC DECLARES QUARTERLY DIVIDEND

OKLAHOMA CITY (January 29, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock to be paid to shareholders of record as of the close of business on February 11, 2015, with a payment date of February 20, 2015. In addition to the dividend, the company has a $105 million share repurchase authorization for fiscal 2015.

“Our commitment to return cash to our shareholders through a cash dividend program and a share repurchase program reflects the strength of our brand and franchise business model. As we look forward, we see that our sound business model should generate ample cash to continue to optimize shareholder value in this manner,” said Cliff Hudson, Sonic Corp. CEO. “Over the past three years, we have returned in excess of $156 million to our shareholders through the repurchase of approximately 19% of our outstanding shares. We believe our dividend program complements our share repurchase program while providing an additional lever to deliver value to our shareholders.”

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company’s Board of Directors.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America’s “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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